December 16, 2013

Dejour Energy (Alberta) Ltd.
c/o Dejour Energy Inc.
#598 - 999 Canada Place
Vancouver, BC V6C 3E1

ATTENTION:	Mr. David Matheson	Mr. Robert Hodgkinson
	Chief Financial Officer	Co-Chairman and CEO

Dear Sirs:

RE: CREDIT FACILITIES - CANADIAN WESTERN BANK I DEJOUR ENERGY (ALBERTA) LTD.

We are pleased to advise that Canadian Western Bank has approved the following amended Credit Facilities for Dejour Energy (Alberta) Ltd., subject to the terms and conditions of the accepted Commitment Letter dated March 25,2013 and the amending Commitment Letter dated June 5, 2013, which terms and conditions will remain in full force and effect, as amended below.

BORROWER:	DEJOUR ENERGY (ALBERTA) LTD. (the "Borrower").

GUARANTOR:	DEJOUR ENERGY INC. and DEJOUR ENERGY (USA) CORP. (collectively the "Guarantor").

The Borrower and the Guarantor are collectively referred to as "Loan Parties", and each, a "Loan Party".

LENDER:	CANADIAN WESTERN BANK (the "Bank").

CREDIT FACILITY A:	REVOLVING REDUCING OPERATING DEMAND LOAN (the "Credit Facility A").

MAXIMUM AMOUNT:	$3,500,000. (the "Availability A")

AVAILABILITY:	Prime Rate Loan ("Prime Rate Loan"). Revolving in whole multiples of $50,000.

All amounts outstanding under this Credit Facility A are payable on demand and subject to the Bank's right to make such demand at any time.

In the event the proposed acquisition from Arduro Energy ("Arduro") does not proceed, Availability A will reduced by $300,000 to $3,200,000 effective February 1, 2014 and $100,000 per month thereafter on the first of each month beginning March 1, 2014.

In the event the Arduro acquisition proceeds, Availability A will reduce by $100,000 per month on the first of each month beginning March 1, 2014.

Suite 200, 606 - 4 Street S.W. Calgary, Alberta T2P 1T1 TELEPHONE (403) 750-3599 FAX (403) 264-1619

SECURITY:	The following security (the "Existing Security") has been completed, duly executed, delivered, perfected and registered, where necessary, to the entire satisfaction of the Bank and its counsel.

1.

$10,000,000 Debenture with a first floating charge over all assets of the Borrower (first security interest in personal property) with an undertaking to provide fixed charges on the Borrower's petroleum and natural gas properties at the request of the Bank, and pledge of such Debenture;

2.	Supplemental Debenture with fixed charges on the Borrower's Drake/Woodrush, BC petroleum and natural gas property;

3.	Revolving Credit Agreement in the amount of $3,700,000 by the Borrower;

4.	General Assignment of Book Debts by the Borrower;

5.	evidence of insurance coverage in accordance with industry standards designating the Bank as first loss payee in respect of the proceeds of the insurance and an additional insured;

6.

appropriate title representation from the Borrower (officer's certificate as to title) including a schedule of petroleum and natural gas reserves described by lease (type, date, term, parties), legal description (wells and spacing units), interest (working interest or other APOIBPO interests), overrides (APOIBPO), gross overrides, and other liens, encumbrances, and overrides;

7.	evidence of extra-provincial registrations of the Borrower where applicable;

8.	Full Liability Guarantee provided by Dejour Energy Inc. supported by:

a)

$10,000,000 Debenture with a first floating charge over all assets of the Dejour Energy Inc. (first security interest in personal property) with an undertaking to provide fixed charges on the Dejour Energy Inc.'s petroleum and natural gas properties at the request of the Bank, and pledge of such Debenture;

9.	Subordination/Postponement Agreement regarding loan payable to Dejour Energy Inc.;

10.	Unlimited Guaranty Agreement provided by Dejour Energy (USA) Corp. supported by:

a.	Second Charge Mortgage, Assignment of Production, Security Agreement and Financing Statement; and

11.	legal opinion of the Bank's counsel.

The following security (the "Additional Security") shall be completed, duly executed, delivered, perfected and registered, where necessary, to the entire satisfaction of the Bank and its counsel, and shall form part of the Security.

1.	Commitment Letter dated December 16, 20l3; and

2.	such other security, documents, and agreements that the Bank or its legal counsel may reasonably request.

The Existing Security and Additional Security (together the "Security") to be perfected/registered, at a minimum, in the Province of Alberta and British Columbia in a first priority position, and in a second position in such jurisdictions in the United States as required, subject only to Permitted Encumbrances. All present and future Security shall be held by the Bank as continuing security for all present and future debts, obligations and liabilities (whether direct or indirect, absolute or contingent) of the Loan Parties to the Bank including without limitation for the repayment of all loans and advances made herein and for other loans and advances that may be made from time to time in the future whether herein or otherwise. The Security shall be in form and substance satisfactory to the Bank and its counsel.

REPRESENTATIONS
AND WARRANTIES:

Each Loan Party represents and warrants to the Bank (all of which representations and warranties each Loan Party hereby acknowledges are being relied upon by the Bank in entering into this Commitment Letter) that:

5.

there has been no adverse material change in the financial position of any Loan Party since the date of its most recent consolidated and non-consolidated financial statements dated September 30, 2013 which were furnished to the Bank. Such financial statements fairly present the financial position of each Loan Party at the date that they were drawn up.

CONDITIONS
PRECEDENT:

Prior to each advance under the Credit Facilities, the Borrower shall have provided, executed or satisfied the following, to the Bank's satisfaction (collectively with all other conditions precedent set out in this Commitment Letter, called the "Conditions Precedent"):

1.

all Additional Security shall be duly completed, authorized, executed, delivered by each Loan Party which is a party thereto, and perfected and registered, all to the satisfaction of the Bank and its counsel;

2.	no further Default or Event of Default shall exist;

3.	no Material Adverse Effect has occurred with respect to any Loan Party or the Security;

4.	all representations and warranties of each Loan Party shall be true and correct; and

5.	any other document that may be reasonably requested by the Bank.

The above conditions are inserted for the sole benefit of the Bank, and may be waived by the Bank in whole or in part (with or without terms or conditions) in respect of any particular Advance, provided that any waiver shall not be binding unless given in writing and shall not derogate from the right of the Bank to insist on the satisfaction of any condition not expressly waived in writing or to insist on the satisfaction of any condition waived in writing which may be requested in the future.

REVIEW:

Without detracting from the demand nature of the Credit Facilities, the Credit Facilities are subject to periodic review by the Bank periodically in its sole discretion (each such review is referred to in this Commitment Letter as a "Review") and at a minimum will be reviewed on an annual basis. The Annual Review is scheduled on or before May 1, 2014, but may be set at an earlier or later date at the sole discretion of the Bank.

EXPIRY DATE:

This Commitment Letter is open for acceptance until December 23, 2013 (as may be extended from time to time as follows, the "Expiry Date") at which time it shall expire unless extended by mutual consent in writing. We reserve the right to cancel this Commitment Letter at any time prior to acceptance.

If the foregoing terms and conditions are acceptable, please sign two copies of this Commitment Letter and return one copy to the Bank by the Expiry Date. This Commitment Letter may be executed in any number of counterparts and delivered by facsimile or other electronic copy, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.

APPENDIX A

CREDIT:	Tracey M. Schultz	Doug Clark
	Manager,	Senior AVP & Manager,
	Energy Lending Group	Energy Lending Group

	Direct: (403) 750-3595	Direct: (403) 750-3581
	Cell: (403) 993-0716	Cell: (403) 880-1882
	Facsimile: (403) 264-1619	Facsimile: (403) 264-1619
	Email: Tracey.Schultz@cwbank.com	Email: Doug.Clark@cwbank.com

ADMINISTRATION:	LlC/Gs; Visa; Loan / Account	Account Representative:	Monique Thompson
	Balances; Payments; Bank Drafts;	Telephone:	(403) 268-7841
	Bank Confirmations; General	Facsimile:	(403) 750-3596
		E-mail:	Monique.Thompson@cwbank.com

		Account Representative:	Mayra Mercado O'Brien
		Telephone:	(403) 750-3583
		Facsimile:	(403) 750-3596
		E-mail:	Mayra.Mercado@cwbank.com

BRANCH:	Calgary Main Branch	Telephone:	(403) 262-8700
	#100, 606 - 4 Street SW	Facsimile:	(403) 262-4899
T2P 1T1

BUSINESS	Order Cheques; Current Account	Account Representative:	Anita Latif
ACCOUNTS	Documents/ Operations; Signing	Telephone:	(403) 750-3576
	Authorities; Rates; Investments;	Facsimile:	(403) 750-4899
	Customer Automated Funds Transfer	E-mail	Anita.Latif@cwbank.com
(CAPT)

INTERNET	Loan/Account Balances; Traces; Stop	Website:	www.CWBANK.com
BANKING	Payments, List of Current Account
Transactions; Pay Bills; Transfer
Between Accounts; Exchange Rates
Quotes

OTHER:	Personal/Retail Banking	Manager:	William Lee
		Telephone:	(403) 268-7842
		Facsimile:	(403) 262-4899
		E-mail:	William. Lee@cwbank.com

VALIANT TRUST:	Corporate Trust Services; Stock	Website:	www.VALIANTTRUST.com
	Transfer Agent; Employee Incentive	Contact:	Les Stastook
	Plans		Director, Business Development
		Telephone:	(403) 781-8754
		Cell:	(403) 818-6244
		Facsimile:	(403) 233-2857
		E-mail:	Les.Stastook@valianttrust.com